UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2013

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14895 (Commission File Number)	93-0797222 (IRS Employer Identification No.)

215 First Street

Suite 7

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(857) 242-3700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 25, 2013, Sarepta Therapeutics, Inc. (the “Company”) and ARE-MA Region No. 38, LLC (the “Landlord”) entered into a lease agreement (the “Lease”) under which the Company will lease approximately 61,453 rentable square feet of laboratory and office space in Cambridge, Massachusetts, which includes space for which the Company has recently exercised a right of first refusal (the “Premises”).

The initial term of the lease is seven years from the date (the “Commencement Date”) the Premises are delivered to the Company or, if earlier, the date the Landlord could have delivered the Premises but for certain delays by the Company. Under the terms of the Lease, the Landlord must use reasonable efforts to deliver the Premises to the Company on or before December 20, 2013. Although the Lease does not provide the Company with a termination option, the Lease provides the Company with two consecutive rights to extend the term of the Lease for five years, each at the market rental rate and otherwise on the same terms and conditions as the initial term of the Lease. The Lease also provides that during the initial term and during the first five-year extension term, the Company has another right of first refusal to lease approximately 29,352 rentable square feet of space located in the same building as the Premises. In addition to operating expenses and certain other additional expenses set forth in the Lease, under the terms of the Lease, beginning on the Commencement Date, the Company must pay an average base rent of approximately $2.9 million per year during the initial term of the Lease.

The foregoing description of the terms of the Lease does not purport to be a complete description and is qualified in its entirety by reference to the Lease that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Lease Agreement dated June 25, 2013 by and between Sarepta Therapeutics, Inc. and ARE-MA Region No. 38, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ David Tyronne Howton
David Tyronne Howton Senior Vice President, General Counsel and Corporate Secretary

Date: July 1, 2013

Exhibit Index

Exhibit No.	Description

10.1	Lease Agreement dated June 25, 2013 by and between Sarepta Therapeutics, Inc. and ARE-MA Region No. 38, LLC.